Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of October 1, 2005 (this “Agreement”), is by and between James D. Berry (the “Executive”) and Safety Insurance Group, Inc., a Delaware corporation (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company wishes to obtain the future services of the Executive for and on behalf of the Companies (as defined in Section 11);

WHEREAS, the Executive is willing upon the terms and conditions herein set forth, to provide services to the Companies hereunder; and

WHEREAS, the Company wishes to secure the Executive’s non-interference with the Companies’ business, upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Nature of Employment

Subject to Section 3, the Company shall employ Executive, and Executive shall serve the Company, in accordance with the terms of this Agreement, during the Term of Employment (as defined in Section 3(a)), as Vice President of the Company with such duties and responsibilities as are customarily assigned to an executive in such position and such other duties and responsibilities not inconsistent therewith as may from time to time reasonably be assigned to the Executive by the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company. The Executive also agrees to serve without additional compensation in such capacities (including, without limitation, as an officer or director) with Company affiliates as the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company may prescribe. Upon termination of the Executive’s employment with the Company, the Executive’s employment, board membership or other service relationship with any Company affiliate shall automatically terminate unless otherwise agreed to by the parties.

2.                                       Extent of Employment

(a)                                  During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability at the principal executive offices of the Company, under the direction of the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company, and shall abide by the rules, customs and usages from time to time established by the Companies.

(b)                                 During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms in similar positions.

(c)                                  Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, the “Regulations”). Executive shall act in good faith in accordance with all Regulations.

3.                                       Term of Employment; Termination

(a)                                  The “Term of Employment” shall commence on the date hereof and shall continue until December 31, 2008 (the “Initial Term”); provided, that, (i) such term shall continue for the twelve month period following such Initial Term, and for each twelve month period thereafter (each, an “Additional Term”), unless at least 180 days prior to the scheduled expiration date of the Initial Term or any Additional Term, either the Executive or the Company notifies the other of its decision not to continue such term and (ii) should the Executive’s employment by the Company be earlier terminated pursuant to Section 3(b) or by the Executive pursuant to Section 3(c), the Term of Employment shall end on the date of such earlier termination.

(b)                                 Subject to the payments contemplated by Sections 3(f) through 3(i), the Term of Employment may be terminated at any time by the Company:

(i)                                     upon the death of Executive;

(ii)                                  in the event that because of physical or mental disability Executive is unable to perform, and does not perform, in the view of the Company and as certified in writing by a competent medical physician, his duties hereunder for a continuous period of three consecutive months or any sixty working days out of any consecutive six month period;

(iii)                               for Cause (as defined in Section 3(d)) or Material Breach (as defined in Section 3(e));

(iv)                              upon the continuous poor or unacceptable performance of the Executive’s duties to the Companies (other than due to a physical or mental disability), which has remained uncured for a period of 90 days after delivery of notice by the Company to the Executive of such dissatisfaction with Executive’s performance, which notice shall describe in reasonable detail the areas of dissatisfaction; or

(v)                                 for any other reason or no reason, it being understood that no reason is required.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Companies’ business, and that nothing contained herein or otherwise stated by or on behalf of any of the Companies modifies or amends the right of the Company to terminate Executive at any time, with or without Material Breach or Cause. Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor (i.e., Section 3(b)(i)-(v)), subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c)                                  Subject to the payments contemplated by Section 3(f), the Term of Employment may be terminated at any time by the Executive:

(i)                                     upon the death of Executive;

(ii)                                  in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company, and as certified by a competent medical physician, his duties hereunder for a continuous period of three consecutive months or any sixty working days out of any consecutive six month period;

(iii)                               as a result of a material reduction in Executive’s authority, perquisites, position or responsibilities (other than such a reduction in perquisites which affects all of the Company’s senior executives on a substantially equal or proportionate basis), the relocation of the Company’s primary place of business or the relocation of Executive by any of the Companies to another office more than 75 miles from Boston, Massachusetts, or the Company’s willful, material violation of its obligations under this Agreement, in each case, after 60 days’ prior written notice to the Company and its Board of Directors and the Company’s failure thereafter to cure such reduction or violation; or

(iv)                              as a result of the Company’s willful and material violation of this Agreement, the 2002 Management Omnibus Incentive Plan (the “Incentive Plan”), or any agreement between Executive and any of the Companies pertaining to awards made pursuant to the Incentive Plan or the Executive Incentive Compensation Plan, in each case as such agreements or plans may be amended from time to time.

(d)                                 For the purposes of this Section 3, “Cause” shall mean any of the following:

(i)                                     Executive’s commission or conviction of any crime or criminal offense involving monies or other property or any felony;

(ii)                                  Executive’s commission or conviction of fraud or embezzlement;

(iii)                               Executive’s material and knowing violation of any obligations imposed upon Executive, personally, as opposed to upon the Company, whether as a stockholder or otherwise, under this Agreement, the Stockholders Agreement, the Incentive Plan or any other agreement between the Executive, on the one hand, and any of the Companies, on the other hand, the Amended and Restated Certificate of Incorporation, or the By-Laws of the Company, in each case as may be amended from time to time; provided, that the Executive has been given written notice describing any such violation in reasonable detail and fails to cure the violation within 90 days from such notice; or

(iv)                              Executive engages in egregious misconduct involving serious moral turpitude to the extent that Executive’s credibility and reputation no longer conform to the standard of the Company’s executives.

(e)                                  For the purposes of this Section 3, “Material Breach” shall mean any of the following:

(i)                                     Executive’s breach of any of his fiduciary duties to the Companies or their stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Companies;

(ii)                                  Executive’s willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any of the Companies (other than arising solely due to physical or mental disability);

(iii)                               Executive’s habitual drunkenness or substance abuse which materially interferes with Executive’s ability to discharge his duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any of the Companies; and

(iv)                              Executive’s willful and material violation of any non-competition, non-disparagement, or confidentiality agreement with any of the Companies, including without limitation, those set forth in Sections 7, 8 and 9 of this Agreement, or any other agreements with any of the Companies;

in each case, for purposes of clauses (i) through (iv), after the Company or the Board of Directors of the Company has provided Executive with 60 days’ written notice describing such circumstances and the possibility of a Material Breach in reasonable detail, and Executive fails to cure such circumstances and Material Breach within those 60 days. No act or omission shall be deemed willful if done, or omitted to be done, in good faith by the Executive based upon a resolution duly adopted by the Company’s Board of Directors.

(f)                                    In the event Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(v) or by Executive under the circumstances described in Section 3(c)(iii) or (iv),

(i)                                     the Company shall pay or cause to be paid to the Executive, (A) within five business days after the date of termination, any earned but unpaid base salary and any expense reimbursement payments owed to the Executive, and (B) within five business days after the date of termination or, if later, within 30 days after the issuance of audited financial statements for the Company for the prior year, any earned but unpaid annual bonus payments relating to the prior year (the “Accrued Obligations”);

(ii)                                  the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to the annual base salary the Executive would have received over the remaining Term of Employment if his employment had not terminated, assuming for this purpose that a notice not to extend the Term of Employment was provided on the date of termination (the “Severance Period”), based on the Executive’s base salary in effect immediately prior to the date of termination; and

(iii)                               during the Severance Period, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the Severance Period following the Executive’s date of termination. The Executive must report to the Company any such benefits that he receives or that are made available. In lieu of the benefits described in this Section 3(f)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(f)(iii). Nothing in this Section 3(f)(iii) will extend the COBRA continuation coverage period.

(g)                                 In the event the Executive’s employment is terminated within three years after a Change of Control (provided the Term of Employment has not already expired) under any circumstances described in Section 3(b)(v) or by Executive under the circumstances described in Section 3(c)(iii) or (iv),

(i)                                     the Company shall pay or cause to be paid to the Executive any Accrued Obligations;

(ii)                                  the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to two (2) times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of termination and (B) the most recent annual bonus paid to the Executive prior to the Change in Control; and

(iii)                               for a two (2) year period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the two (2) year period following the Executive’s date of termination. The Executive must report to the Company any such benefits that he receives or that are made available. In lieu of the benefits described in this Section 3(g)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(g)(iii). Nothing in this Section 3(g)(iii) will extend the COBRA continuation coverage period.

(h)                                 In the event Executive’s employment is terminated by the Company under the circumstances described in Section 3(b)(iv),

(i)                                     the Company shall pay or cause to be paid to the Executive any Accrued Obligations;

(ii)                                  the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to three (3) months base salary, based on the Executive’s base salary in effect immediately prior to the date of termination; and

(iii)                               for a three (3) month period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the three (3) month period following the Executive’s date of termination. The Executive must report to the Company any such benefits that he receives or that are made available. In lieu of the benefits described in this Section 3(h)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(h)(iii). Nothing in this Section 3(h)(iii) will extend the COBRA continuation coverage period.

(i)                                     In the event Executive’s employment is terminated by the Company under the circumstances described in Section 3(b)(i) or (ii) or by the Executive under Section 3(c)(i) or (ii),

(i)                                     the Company will pay or cause to be paid to the Executive (or the Executive’s estate or representative, as the case may be) any Accrued Obligations;

(ii)                                  the Company will pay or cause to be paid to the Executive (or the Executive’s estate or representative, as the case may be), within thirty business days after the date of termination, a lump-sum payment equal to 100% of the Executive’s annual base salary in effect immediately prior to the date of termination; and

(iii)                               for a one (1) year period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the one (1) year period following the Executive’s date of termination. The Executive must report to the Company any such benefits that he receives or that are made available. In lieu of the benefits described in this Section 3(i)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(i)(iii). Nothing in this Section 3(i)(iii) will extend the COBRA continuation coverage period.

(j)                                     In the event Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(iii) or by Executive as a result of resignation or voluntary termination due to any circumstance other than the material reductions, relocation or violations described in Section 3(c)(iii) above, there will be no amounts owed to the Executive under Section 4 or any other part of this Agreement, from and after the effectiveness of termination.

(k)                                  The payments and benefits required by Section 3(f), 3(g), 3(h) or 3(i), as applicable, constitute severance and liquidated damages, and, except for payments that may be required pursuant to Section 10, the Company will be obligated to pay or cause to be paid any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination.

(l)                                     All determinations pursuant to this Section 3 shall be made by the Company’s Board of Directors (not including Executive) in good faith.

(m)                               Termination of the Term of Employment will not terminate Sections 7 through 10 and 12 through 22, or any other provisions not associated specifically with the Term of Employment.

(n)                                 In the event the Term of Employment is terminated and the Company is obligated to make or cause to be made payments pursuant to Section 3(f), the Executive will use his reasonable efforts to seek and obtain alternative employment; provided, however, that the Executive shall not be required to accept a position or positions of a substantially different character than the position(s) held by him under this Agreement; and provided further, if the Executive shall become physically or mentally disabled, he will not be under such duty. If Executive thereafter obtains alternative employment, then if and to the extent Executive obtains such employment, the payment obligations under Section 3(f), including the obligation to provide insurance coverage, if any, will be mitigated and reduced by and to the extent of Executive’s compensation under such alternative employment during the period for which payments are owed pursuant to Section 3(f). Moreover, in the event that after the Restricted Period pursuant to Section 8(a), Executive is employed by or engaged in a Competitive Business as contemplated by Section 8(a)(i), then the payments under Section 3(f) will thereupon cease.

(o)                                 Notwithstanding any provision herein to the contrary, as a condition to payment of any amounts or provision of any benefits pursuant to Sections 3(f) through 3(i) or 10 of this Agreement (other than due to the Executive’s death), the Executive shall be required to have executed a complete release of the Companies and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

4.                                       Compensation

The Company shall pay or cause to be paid to Executive the following compensation:

(a)                                  During the Term of Employment, the Company shall pay or cause to be paid to Executive as base compensation for his services hereunder, in monthly installments, a base salary at a rate of $ 150,000 per annum, as increased on an annual basis to reflect the increase in the United States Cost of Living Index for All Urban Consumer (CPI-U) for the Boston, Massachusetts area (the “CPI-U Index”). The January 2005 CPI-U Index shall provide the basis for calculations of such increases. Notwithstanding the minimum increase set forth above, the Board of Directors of the Company or a committee thereof may establish a higher compensation level.

(b)                                 During the Term of Employment, the Company shall pay or cause to be paid to Executive an annual bonus based on Executive’s performance, as determined and approved by the Board of Directors of the Company or a committee thereof. Such bonus will be at the full discretion of the Board of Directors of the Company or a committee thereof, and may not be paid at all. Executive acknowledges that no bonus has been agreed upon or promised. If the Board of Directors of the Company or a committee thereof decides to pay a bonus, it is to be paid within 30 days after the issuance of audited financial statements for the Company.

5.                                       Reimbursement of Expenses

During the Term of Employment, the Company shall reimburse or cause Executive to be reimbursed for documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with applicable rules, customs and usages promulgated by the Companies from time to time in effect.

6.                                       Benefits

(a)                                  During the Term of Employment, the Executive shall be entitled to perquisites, paid vacations and benefits (including health, short and long term disability, pension and life insurance benefits consistent with past practice, or as increased from time to time) established from time to time, by the Board of Directors of the Company for executives of the Companies, subject to the policies and procedures in effect regarding participation in such benefits.

7.                                       Confidential Information

During and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Executive’s own benefit or for the benefit of anyone other than the Companies, any Confidential Information, whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 11). Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Companies, except as required in his normal course of employment by the Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Companies with prompt notice of such requirement, prior to making any disclosure, so that the Companies may seek an appropriate protective order. At the request of the Companies, Executive agrees to deliver to the Companies, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential Information of the Companies (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Companies (and not to Executive). Executive will promptly disclose such Confidential Information to the Companies and perform all actions reasonably requested by the Companies to establish and confirm such exclusive ownership.

8.                                       Non-Interference

(a)                                  Executive acknowledges that the services to be provided give him the opportunity to have special knowledge of the Companies and their Confidential Information and the capabilities of individuals employed by or affiliated with the Companies and that interference in these relationships would cause irreparable injury to the Companies. In consideration of this Agreement, Executive covenants and agrees that:

(i)                                     During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by Executive or period which is required for litigation to enforce the rights hereunder), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any business which competes, directly or indirectly, with the Business in the Market (“Competitive Business”) without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive referred to above occur or are performed within or without the Market or (C)

whether the Executive resides, or reports to an office, within or without the Market; provided, however, that (x) the Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept employment with a successor company to the Company.

(ii)                                  During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by Executive or period which is required for litigation to enforce the rights hereunder), Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Companies or had a business relationship with the Companies within the 24 month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Companies, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within 24 months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Companies. Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(iii)                               The scope and term of this Section 8 would not preclude Executive from earning a living with an entity that is not a Competitive Business.

(b)                                 In the event that Executive breaches his obligations in any material respect under Section 7, this Section 8 or Section 9, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease or cause to be ceased all payments to the Executive under this Agreement or any other agreement.

9.                                       Non-Disparagement

During and after the Term of Employment, the Executive agrees that he shall not make any false, defamatory or disparaging statements about the Companies or the officers or directors of the Companies. During and after the Term of Employment, the Company agrees, on behalf of the Companies that neither the officers nor the directors of the Companies shall make any false, defamatory or disparaging statements about the Executive.

10.                                 Excise Tax Gross-up Payments

(a)                                  If any payments or benefits paid or provided or to be paid or provided to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or the termination thereof (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all income taxes, employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments.

(b)                                 An initial determination of whether a Gross-Up Payment is required pursuant to this Agreement, and the amount of such Gross-Up Payment, will be made at the Company’s expense by an accounting firm selected by the Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Executive within 10 days after the date of termination of Executive’s employment, or such other time as may be requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it will furnish the Executive with an opinion to that effect. If a Gross-Up Payment becomes payable, such Gross-Up Payment shall be paid to the Executive within thirty business days of the receipt of the accounting firm’s determination. Within 10 days after the accounting firm delivers its determination to the Executive, the Executive will have the right to dispute the determination. The existence of a dispute will not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon the Company and the Executive. If there is a dispute, the Company and the Executive will together select a second accounting firm, which will review the determination and the Executive’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on the Company and on the Executive for purposes of determining whether a Gross-Up Payment is required pursuant to this Section 10(b). If as a result of any dispute pursuant to this Section 10(b) additional Gross-Up Payments are made, such additional Gross-Up Payment will be paid to the Executive within thirty business days of the receipt of the second accounting firm’s determination. The Company will pay or caused to be paid all costs associated with the second accounting firm’s determination, unless such determination does not result in additional Gross-Up Payments to the Executive, in which case all such costs will be borne by the Executive.

(c)                                  For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of Executive’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(d)                                 As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made should have been made (“Underpayment”) or Gross-Up Payments are made which should not have been made (“Overpayment”). If it is determined that an Underpayment has occurred, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid to or for the benefit of Executive. If the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act, repayment shall not be required. The Executive shall cooperate, to the extent his expenses are reimbursed in accordance with this Section 10, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall pay or cause to be paid all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, such payment shall be advanced to the Executive, on an interest-free basis and the Executive shall be indemnified and held harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)                                    If, after the receipt by the Executive of an amount advanced pursuant to Section 10(e), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 10(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced pursuant to Section 10(e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

11.                                 Definitions

Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:

“Business” means any business conducted, or engaged in, by the Companies prior to the date hereof or at any time during the Term of Employment.

“Cause” is defined in Section 3(c).

“Change of Control” means any of the following: (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of Company Common Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing, (ii) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of Company Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closings, or (iii) the closing of any sale by the holders of Company Common Stock of an amount of Company Common Stock that equals or exceeds a majority of the shares of Company Common Stock immediately prior to such closing to a person in which the holders of the Company Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

“Companies” means the Company and its successors or any of its direct or indirect parents or direct or indirect subsidiaries, now or hereafter existing.

“Company” is defined in the introduction.

“Competitive Business” is defined in Section 8(a)(i).

“Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder.

“Executive” means James D. Berry or his estate, if deceased.

“Market” means any state in the United States of America and each similar jurisdiction in any other country in which the Business was conducted by or engaged in by the Companies prior to the date hereof or is conducted or engaged in, or in which the Companies are seeking authorization to conduct Business at any time during the Term of Employment.

“Regulations” is defined in Section 2(c).

“Restricted Period” means the date commencing on the date of this Agreement and ending on the later of (x) the date of termination of the Term of Employment or (y) the end of the applicable severance period provided under Section 3(f); provided, however, that the “Restricted Period” may be extended, in the sole discretion of the Company, for an additional period of up to twenty-four (24) months if the Company continues to pay or to cause to be paid to the Executive (i) the full amounts to which he would be entitled as base compensation under Section 4(a) and (ii) customary benefits, in each case during such extended period.

“Term of Employment” is defined in Section 3(a).

12.                                 Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to Executive:	James D. Berry
c/o Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110

If to Company:	Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110
Attention: David F. Brussard

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

13.                                 Executive’s Representation

Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive’s prior employment which would be breached or violated by Executive’s execution of this Agreement or by Executive’s performance of his duties hereunder.

14.                                 Other Matters

(a)                                  Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Companies’ stockholders, directors, officers, affiliates, representatives, agents or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

(b)                                 Notwithstanding anything contained herein to the contrary, the Companies may withhold from any amounts payable under, or benefits provided pursuant to, this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(c)                                  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.                                 Validity

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

16.                                 Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 8 or any other provision hereof is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

17.                                 Waiver of Breach; Specific Performance

The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 7, 8 and 9 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.

18.                                 Assignment; Third Parties

Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Companies and the stockholders and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive’s agreements set forth in Sections 7, 8 and 9.

19.                                 Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.

20.                                 Litigation

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF MASSACHUSETTS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE COMMENCED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN BOSTON, MASSACHUSETTS OR THE UNITED STATES DISTRICT COURTS IN BOSTON, MASSACHUSETTS. EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 20 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

21.                                 Further Action

Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

22.                                 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE:

/s/James D. Berry
Name: James D. Berry

SAFETY INSURANCE GROUP, INC.:

By:	/s/David F. Brussard
Name:	David F. Brussard
Title:	President, CEO and Chairman of the Board